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

                               [CORTECH LOGO]


       DON'T THROW AWAY THE VALUE OF YOUR COMPANY'S TECHNOLOGY PORTFOLIO!

                           VOTE THE WHITE PROXY CARD.


Dear Fellow Stockholder:

Cortech stockholders have a very clear and important choice to make at the upcoming stockholder meeting on September 4, 1998. A slate of nominees led by Paul Koether and his self styled "Asset Value Fund" is soliciting your vote in an attempted hostile takeover of Cortech. Koether's slate includes Koether and several of his business partners. But Koether and his partners have no biotechnology or pharmaceutical industry experience, and they do not appear to have any understanding of Cortech's science and technology or to have made any attempt to gain such insight. Furthermore, they have offered no explanation as to what they might do if they were in control of the Company.
Consider the following:

                 BIOTECH AND PHARMACEUTICAL INDUSTRY EXPERIENCE:

YOUR CURRENT BOARD AND NOMINEES:                     KOETHER AND HIS ASSOCIATES:
________________________________                     ___________________________

Dr. Lawrence Gold:
Chairman and Chief Scientific Officer
of NeXstar, a biopharmaceutical company                       NONE.
engaged in the development, manufacture
and sale of  pharmaceutical products.

Mr. Joachim von Roy:                                          NONE.
Past President of Bristol Myers Squibb, Europe.

Dr. John Repine:
President and Director of the Webb-Waring
Antioxidant Research Institute and The James                  NONE.
J. Waring Professor of Medicine and Pediatrics at the University of Colorado Health Sciences Center.


                            FUTURE PLANS FOR CORTECH:
                            _________________________

Near term strategy:                                           NONE,
To seek and secure collaborative
partners to advance and fund future
development while conserving current                 (other than to "explore
cash resources.                                        the possibilities")



                    VOTE FOR EXPERIENCE. VOTE FOR EXPERTISE.
                              VOTE THE WHITE PROXY.

The current Cortech Board and this year's nominees are in a position to capitalize on the Company's future potential. We can do this because we understand the technology and business environment in which it operates. Can Koether and his hand-picked nominees make the same claim? Does Koether's promise to "explore the possibilities" without the benefit of scientific, biotechnology or pharmaceutical expertise or experience sound like a viable strategy? We think not and urge you to vote your enclosed WHITE proxy card to elect the board committed to extracting value from the years of effort and tens of millions of dollars already invested in Cortech's technology.

The Cortech board believes that the value of the Company's technology portfolio can best be realized by establishing new partnerships for the individual components of that portfolio. We are encouraged by the recent results of our partnering discussions and are working on several promising options. We also believe that the Company, as presently configured, can continue its efforts in this regard without unduly depleting its current cash resources. Our near term strategy is to seek and secure collaborative partners for the portfolio while remaining opportunistic with respect to other business arrangements which may arise. If we are not successful in this regard, we will aggressively pursue other opportunities.

Since its inception, Cortech has been dedicated to the development of novel therapies to treat serious medical conditions that have a high unmet need. According to The Wall Street Journal, "nine out of every ten medicines that enter clinical testing are discarded before reaching the market."1 In addition, it takes on average 15 years and $500 million to bring one new medicine to market. Despite these long odds, Cortech was successful in bringing three novel compounds into clinical development and two of these compounds continue to hold promise as potential therapies.

As a result of the difficulties inherent in drug development, the Company believes that there is a need for continued persistence in order to extract the value of Cortech's established technology. Quick buck artists may come and go, but the value of Cortech's research and technology is what the Board believes to be the real asset value of your Company.


                  ASPECTS OF CORTECH'S PORTFOLIO WHICH WE THINK
                 OFFER EXCITING POSSIBILITIES FOR STOCKHOLDERS.

Bradykinin Antagonists:
Cortech's bradykinin antagonists offer significant potential as novel therapies for the treatment of head injuries and stroke, two different types of injuries that are felt to share many of the same inflammatory processes. Data from a Phase II, North American trial of BradycorTM in 133 patients with severe head injury, that was analyzed independently by the American Brain Injury Consortium2, showed that BradycorTM improved the outcome of those patients at 3 and 6 months after the injury. Moreover, the improvements were statistically significant in the most severely injured patients. The improvements in outcome were seen across a battery of neuropsychological tests including the Glasgow Outcome Scale, which is considered an approvable endpoint by the FDA. These, together with other favorable trends, led the Technical Director of the Consortium to state publicly that:

         "...of all the compounds that have been studied in severe traumatic brain injury, including NMDA antagonists, oxygen radical scavengers and calcium channel blockers, BradycorTM has exhibited the most encouraging response in terms of functional outcome and safety thus far."3

Manuscripts describing the positive effects of BradycorTM in two separate trials in patients with head injury have been prepared for publication in peer-reviewed journals. One has been accepted for publication and the other will be submitted for review shortly.

There are approximately 500,000 people hospitalized each year in the U.S. with a head injury and the Company estimates that approximately 100,000 of these would be candidates for treatment with BradycorTM. Unfortunately, SmithKline Beecham terminated its collaboration with Cortech on BradycorTM before the trial had been completed and before the long-term results were known. However, it is our belief that an adequately sized, properly designed Phase III trial would have a good chance of yielding positive results in this regard and we are currently seeking a partner to undertake Bradycor's(TM) future development.

Cortech's lead, second-generation bradykinin antagonist, CP-0597, has shown significant neuroprotective effects in animal models of stroke. A manuscript describing some of these experiments along with a favorable editorial review was published in the July 1997 issue of the journal Stroke. The journal's guest editors commented that bradykinin antagonism:

         "...reveals an attractive new target for neuroprotection in ischemic and other forms of brain damage."

Neutrophil Elastase Inhibitors:
Ono Pharmaceutical Co., Ltd. is in the process of developing a selective neutrophil elastase inhibitor for oral administration using Cortech's research. Neutrophil elastase inhibitors have potential therapeutic application in a variety of acute and chronic pulmonary disorders including emphysema and chronic bronchitis. After providing approximately $10 million in funding to Cortech, Ono is now continuing to fund and advance the program on its own. Cortech has retained all rights to any compounds which arise from the collaboration in all territories except for Japan, Korea, Taiwan and China, which comprise Ono's territory.


Broader Protease Targets:
Cortech also has a portfolio of compounds with activities against a broader array of elastases, including neutrophil elastase. These elastases are felt to be important in the pathophysiology of pulmonary, vascular and dermatologic disorders, including atherosclerosis, restenosis, psoriasis and atopic dermatitis. CE-1037 is the most advanced of these compounds and we are currently in discussions with potential partners regarding these applications.

Cortech's broader protease inhibitor technology is an enabling technology which serves as a platform to facilitate the synthesis of a broad range of protease inhibitors including those targeted against viral and inflammatory diseases and cancer. We and our scientific advisors believe that this technology may have significant potential value for Cortech's stockholders and we are exploring the best way in which to maximize its value.

                         KOETHER MIGHT JUST SHUT IT DOWN

In contrast to the Board's plan to use the Company's technology to try to yield significant value for its stockholders, Koether and his group have stated that they might shut Cortech down. Such action might provide a modest, quick return to stockholders who, like Koether, bought stock in the Company at low prices, but it will not permit long-term stockholders to realize the potential value of Cortech's technology. A fire sale of Cortech is not in the best interests of all stockholders. Instead, the Cortech Board is committed to seeking ways in which to generate long-term value for our stockholders and while the Company cannot warrant that its partnering efforts will be successful or that products will eventually be developed or commercialized, the Board remains committed to its efforts in this regard.

Mr. Koether gives our science an "F" for failure and says that it has "failed test, after test, after test." He attacks us for trying to maximize the return on your investment by capitalizing on the Company's technology portfolio. Paul Koether and his disruptive and costly proxy contest is jeopardizing the Company's asset value, not adding to it. We urge you to reject him and his hand picked slate of business associates, none of whom we believe have the expertise or experience to capitalize on, or even understand, the real value in Cortech.

Please sign, date and mail the enclosed WHITE proxy card today. Even if you have already signed a green "Asset Value" proxy card, you have every right to change your vote on the WHITE proxy card.

                                                 Sincerely,


                                                 Bert Fingerhut
                                                 Chairman of the Board and
                                                 Acting Chief Executive Officer

August 17, 1998

                                   IMPORTANT
   Please sign, date and return your WHITE PROXY CARD today in the enclosed, postage paid envelope.

If you have any questions or need assistance in voting your shares, please contact the Company's proxy solicitor, D.F. King & Co., Inc. at 1-800-848-3051.


--------
1 S. Moore, "Failure is no Stranger in Drug Research," The Wall Street Journal, June 15, 1998.
2 A Consortium of trauma centers that treat large numbers of patients with traumatic brain injury and are dedicated to improving outcome in these patients.
3 A. Marmarou, quotation,  Cortech's press release issued August
25, 1997.
Permission was neither sought nor obtained to use the above quotes.